Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

SmartStop Self Storage REIT Announces Appointment of New Management Board Member

LADERA RANCH, Calif. — (Feb. 20, 2026 ) SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA), an internally managed real estate investment trust and a premier owner and operator of self-storage facilities in the United States and Canada, today announced the appointment of Wayne Johnson to its Board of Directors. Mr. Johnson currently serves as SmartStop’s Chief Investment Officer.

“Wayne’s deep industry expertise and decades of leadership in the self-storage and commercial real estate sectors make him an exceptional addition to our Board of Directors,” said H. Michael Schwartz, Chairman and CEO of SmartStop. “His strategic vision has played a pivotal role in our growth, and we are fortunate to continue benefiting from his insight at the board level. We look forward to his guidance as we advance our long-term strategy and pursue new opportunities for the company.”

Mr. Johnson has served as Chief Investment Officer since 2015. He also served as President from 2019 until his appointment to the Board. He has been a key leader in the company’s growth since its formation in 2013, previously serving as Senior Vice President of Acquisitions with a focus on self-storage investments. His career includes senior leadership roles across multiple affiliated real estate platforms, including Chief Investment Officer roles for all of SmartStop’s Managed REITs, as well as real estate programs previously sponsored by SmartStop’s former sponsor.

Prior to his career with SmartStop and its affiliates, Mr. Johnson worked extensively in commercial real estate development and leasing, managing projects spanning office, warehouse, retail, and self-storage facilities. He has developed, managed, and operated more than one million square feet of self-storage properties.

A recognized industry leader, Mr. Johnson currently serves on the board of directors of the Self Storage Association’s Large Operator Council and was a past President and board member of the Texas Self Storage Association. He began his real estate career in 1979 after earning a B.B.A. in finance and real estate from Southern Methodist University.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) (NYSE: SMA) is a self-managed REIT with a fully integrated operations team of more than 1,000 self-storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary, SmartStop REIT Advisors, LLC, also sponsors other self-storage programs and, through its Managed Platform, offers third-party management services in the U.S. and Canada. As of February 20, 2026, SmartStop has an owned or managed portfolio of over 460 operating properties in 35 states, the

District of Columbia, and Canada, comprising over 270,000 units and more than 35 million rentable square feet. SmartStop and its affiliates own or manage 49 operating self-storage properties across four provinces in Canada, which total approximately 42,200 units and 4.3 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

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Investor Relations Contact:

David Corak

Senior VP of Corporate Finance and Strategy

SmartStop Self Storage REIT, Inc.

IR@smartstop.com

Media Relations Contact:
Spotlight Marketing Communications

949-427-5172

info@spotlightmc.com